KPMG LLP
2500 Ruan Center
666 Grand Avenue
Des Moines, IA 50309
Report of Independent Registered Public Accounting Firm
The Board of Directors
Bankers Trust Company:
We have examined management’s assessment, included in the accompanying Management Assessment, that Bankers Trust Company (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB related to its document custodian responsibilities for the Principal Life Insurance Company Secured Notes Program as defined in its Custodial Agreement dated November 21, 2007 (the Platform), as of and for the year ended December 31, 2010. The Company has determined that only criteria 1122(d)(4)(ii) is applicable to the activities performed by the Company with respect to the Platform covered by this report. The Company has determined that the remaining criteria set forth in the Securities and Exchange Commission’s Regulation AB are not applicable to the Company’s activities with respect to the Platform covered by this report. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2010 is fairly stated, in all material respects.
Des Moines, Iowa
March 3, 2011
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